Exhibit 99.1

First BanCorp Reports Earnings for the Year and Quarter Ended December 31, 2008

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--February 3, 2009--First BanCorp (the “Corporation”) (NYSE:FBP) today reported net income for the year ended December 31, 2008 of $109.9 million, an increase of 61% from $68.1 million a year earlier. Diluted earnings per common share increased to $0.75 from $0.32 in 2007, an increase of 134%. The Corporation’s return on average assets (ROA) and return on average common equity (ROACE) for 2008 were 0.59% and 7.89%, respectively, compared with 0.40% and 3.59%, respectively, for 2007. Total assets increased to $19.5 billion as of December 31, 2008 from $17.2 billion as of December 31, 2007. Total deposits, excluding brokered certificates of deposit (CDs), increased to $4.6 billion, up $770.1 million or 20% from $3.9 billion as of December 31, 2007. Total stockholders’ equity amounted to $1.5 billion as of December 31, 2008, an increase of $126.5 million from December 31, 2007.

Mr. Luis M. Beauchamp, Chairman and CEO of First BanCorp commented: “2008 was historic for the financial markets; a year in which some of the largest of financial institutions in the United States were purchased, merged or recapitalized; a year in which the credit markets nearly froze; a year in which the mortgage market saw the highest of delinquency levels, and a year in which the Federal Government took never-before-seen measures to stave-off the potential collapse of the US financial system. Notwithstanding the above and the combined effect of the economic recession in Puerto Rico and the United States and deterioration of credit quality, which resulted in significant loan loss provisions and credit losses in the year, the operating results for First BanCorp were positive for 2008. Despite the present business climate, we are pleased with the prudent increases in our loan portfolios which resulted from targeting lending opportunities in selected segments. Additionally, the Corporation grew core deposits, excluding brokered CDs, by approximately 20% in 2008, increased its customer base and made an acquisition in the Virgin Islands.”

Mr. Beauchamp continued: “The issuance of $400 million in preferred shares to the U.S. Treasury in January 2009 has strengthened the Corporation’s capital position to unprecedented levels during a period of uncertainty in the economy. This additional capital increases the Corporation’s Tier 1 capital ratio close to 14%, or approximately $1.1 billion in excess of the well-capitalized requirement, on a pro-forma basis, as of December 31, 2008. First BanCorp is committed to meeting the financial needs of consumers, commercial businesses and corporations in the markets we serve."

Net income for the fourth quarter of 2008 was $18.8 million, compared to $7.4 million a year earlier. After payment of preferred dividends, the Corporation recorded net income applicable to common shareholders for the fourth quarter of 2008 of $8.7 million or $0.09 per diluted common share compared to a net loss applicable to common shareholders of $2.7 million, or $0.03 per diluted common share for the same period in 2007. The ROA and ROACE for the fourth quarter of 2008 were 0.39% and 3.88%, respectively, compared with 0.17% and (1.23%), respectively, for the fourth quarter of 2007. This press release should be read in conjunction with the accompanying tables (Exhibit A), which are an integral part of this press release.

Fourth Quarter of 2008 Key Performance Highlights Compared to Fourth Quarter of 2007

  Net interest income of $124.2 million, up 12%
  $999.4 million in loan originations
  Gain on sale of U.S. sponsored agency mortgage-backed securities (MBS) of $11.0 million, compared to a gain on sale of investments of $4.7 million
  Credit Quality:
    Provision for loan and lease losses of $48.5 million, up $11.7 million, or 32%, from $36.8 million
    Net loan and lease charge-offs increased 17% to $28.2 million from $24.1 million and total credit losses (equal to net gains and losses on Real Estate Owned (REO) operations plus net charge-offs) increased 48% to $37.5 million from $25.4 million
    Non-performing assets of $637.2 million of which $274.9 million are residential mortgage loans, up $197.9 million, or 45%, from $439.3 million
  Income tax benefit of $10.8 million, compared to an income tax expense of $3.6 million
  Total stockholders’ equity significantly impacted by a net unrealized gain of $104.6 million on the fair value of available-for-sale securities recorded as part of comprehensive income, compared to a net unrealized gain of $16.7 million recorded during the fourth quarter of 2007
  Increase of $609.5 million in average interest-bearing deposits, excluding brokered CDs, up 19%

FOURTH QUARTER FINANCIAL REVIEW

Net Interest Income

Fourth Quarter of 2008 Compared to Fourth Quarter of 2007

Net interest income increased 12% to $124.2 million for the fourth quarter of 2008 from $111.3 million in the fourth quarter of 2007. The Corporation benefited from lower short-term interest rates on its interest-bearing liabilities as compared to rate levels during the fourth quarter of 2007. Net interest spread and margin on a tax equivalent basis were 2.71% and 3.06%, respectively, up 39 and 21 basis points from the prior year’s fourth quarter. During 2008, the target for the Federal Funds rate was lowered from 4.25% to a range of 0% to 0.25% through seven separate actions in an attempt to stimulate the U.S. economy, officially in recession since December 2007. The decrease in funding costs associated with lower short-term interest rates was partially offset by lower loan yields due to the repricing of variable-rate construction and commercial loans tied to short-term indexes and the significant increase in the volume of non-accrual loans. The increase in net interest income was also associated with an increase of $2.3 billion of interest-earning assets, over the prior year’s fourth quarter. Average loans increased by $1.4 billion, driven by internal originations, in particular commercial and residential real estate loans, and to a lesser extent, purchases of loans during 2008 that contributed to a wider spread.

Fourth Quarter of 2008 Compared to Third Quarter of 2008 (Trailing Quarter Comparison)

Net interest income of $124.2 million for the fourth quarter of 2008 decreased by $20.4 million compared to the third quarter of 2008. Approximately $9.6 million of the total net interest income decrease is related to fluctuations in the fair value of derivative instruments and financial liabilities elected to be measured at fair value under SFAS 159 (“SFAS 159 liabilities”). Contrary to positive comparisons against 2007 results, a compression in net interest margin was observed in the fourth quarter of 2008, compared to the previous trailing quarter ended on September 30, 2008, mainly associated with a higher overall cost of funding. The Corporation, in managing its asset/liability position in order to limit the effects of changes in interest rates on net interest income, has been reducing its exposure to high levels of market volatility by, among other things, extending the duration of its borrowings and replacing swapped-to-floating brokered CDs that matured or were called (due to lower short-term rates) with brokered CDs not hedged with interest rate swaps at higher current spreads. Also, the Corporation has reduced its interest rate risk through other funding sources and by, among other things, entering into long-term and structured repurchase agreements that replaced short-term borrowings. The interest rate risk management strategy contributed in part to an increase in the overall cost of funding of 22 basis points, from 3.53% to 3.75%, even though market interest rates declined in the fourth quarter of 2008, but left the Corporation better positioned for possible adverse changes in interest rates in the future. Also contributing to the higher cost of funds is the fact that new brokered CDs issued during the fourth quarter carry a fixed-interest rate set on a wider spread over LIBOR than the spread of interest rate swaps that hedged the brokered CDs replaced. The volume of swapped-to-floating brokered CDs has decreased by $397 million since the end of the third quarter of 2008 and approximately $3.0 billion to $1.1 billion as of December 31, 2008 from $4.1 billion a year ago. The Corporation has taken initial steps to mitigate this anticipated increase in the cost of funding with a higher and more rational pricing on its variable-rate commercial loan portfolio; however, this effort was severely impacted by significant declines in short-term rates during the quarter (the Prime Rate dropped to 3.25% from 5.00% and 3-month LIBOR closed at 1.43% on December 31, 2008 from 4.05% on September 30, 2008) and, to an extent, by the increase in the volume of non-performing loans. The weighted-average yield of loans on a tax equivalent basis decreased from 6.62% to 6.57%.

The announcement of the Federal Reserve that it will invest up to $600 billion in obligations from U.S. government sponsored agencies, including $500 billion in MBS backed by Fannie Mae (FNMA), Freddie Mac (FHLMC) and GNMA, has caused a surge in prices and sent mortgage rates down to the lowest levels since February. Expected acceleration in MBS prepayments, may require the reinvestment of proceeds at lower prevailing rates, but the Corporation will strive to protect the net interest rate spread through its re-investment strategy and through new loan originations.

The Corporation expects the overall cost of funds to decrease in the first quarter of 2009. The main reasons supporting the lower costs expectation are: the reduction of the high level of liquidity that has been maintained in the fourth quarter of 2008 amid the liquidity crisis in the capital markets, the lower interest rates in absolute terms in the current rate environment and expectations to remain at relatively low levels throughout the first quarter, and lower short-term brokered CDs rate spreads over LIBOR rates, which have been tightening since the turn of the year. The Corporation expects to refinance approximately $1.4 billion of $1.9 billion brokered CDs maturing, or that could be redeemed in the first quarter with various sources of funding including advances from the Federal Home Loan Bank and for the Federal Reserve Bank, brokered CDs, repurchase agreements and core deposits.

Derivatives and Liabilities Measured at Fair Value

Net interest income for the fourth quarter of 2008 and 2007 and for the third quarter of 2008 includes the impact of changes in the valuation of derivative instruments that economically hedge the Corporation’s brokered CDs and medium-term notes and unrealized gains and losses on SFAS 159 liabilities. The change in the valuation of derivative instruments and net unrealized gains and losses on SFAS 159 liabilities recorded as part of net interest income resulted in a net unrealized loss of $5.3 million for the fourth quarter of 2008, compared to a net unrealized gain of $4.3 million for the third quarter of 2008, and a net unrealized loss of $3.3 million for the fourth quarter of 2007. As mentioned above, the volume of swapped-to-floating brokered CDs has decreased significantly in 2008 from $4.1 billion at the beginning of the year to $1.1 billion as of December 31, 2008.

Non-Interest Income

Non-interest income increased to $19.4 million for the fourth quarter of 2008 from $13.9 million for the third quarter of 2008 and from $16.5 million for the fourth quarter of 2007. These variances are mainly related to a realized gain of $11.0 million on the sale of certain U.S. sponsored agency fixed-rate MBS during the fourth quarter of 2008, compared to a realized gain of $4.7 million on the sale of investment securities recorded in the fourth quarter of 2007. The Corporation did not sell any investment securities during the third quarter of 2008. The abovementioned surge in MBS prices, responding to the U.S. government announcement that it will invest in MBS, offered a market opportunity to realize a gain on the sale of approximately $284 million fixed-rate U.S. agency MBS that carried a weighted average yield of 5.35%. The realized gain on the sale of MBS during the fourth quarter of 2008 was partially offset by other-than-temporary impairment charges of $4.8 million related to auto industry corporate bonds and certain equity securities. Other-than-temporary impairment charges on investments securities amounted to $0.7 million for both fourth quarter of 2007 and third quarter of 2008. The Corporation’s remaining exposure to auto industry corporate bonds as of December 31, 2008 amounted to $1.5 million, while its exposure to equity securities was approximately $2.2 million.

Non-Interest Expenses

Fourth Quarter of 2008 Compared to Fourth Quarter of 2007

Non-interest expenses increased 9% to $87.0 million from $80.1 million for the fourth quarter of 2007. This increase is principally attributable to a higher net loss on REO operations that increased by approximately $8.0 million to $9.3 million for the fourth quarter of 2008 as compared to $1.3 million for the fourth quarter of 2007, partially offset by lower professional service fees and business promotion expenses and a decrease in employee compensation and benefit expenses. The increase in REO operations losses was driven by declining real estate prices, mainly in the U.S. mainland, that have caused write-downs on the value of repossessed properties. Partially offsetting higher losses on REO operations was a decrease of $1.2 million in professional service fees, a decrease of $0.8 million in business promotion expenses and a decrease of $1.7 million in employees’ compensation and benefit expenses.

Fourth Quarter of 2008 Compared to Third Quarter of 2008 (Trailing Quarter Comparison)

Non-interest expenses increased to $87.0 million for the fourth quarter of 2008 from $82.4 million for the previous trailing quarter. The increase was also driven by higher REO operations losses, as explained above, that increased by $3.7 million. Excluding this increase in credit costs, the Corporation has been able to continue the growth of its operations without incurring substantial additional operating expenses. Modest increases were reflected in municipal and property taxes and in non-cash charges to miscellaneous reserves maintained for sundry losses. The Corporation’s total headcount has decreased as compared to December 31, 2007 as a result of the voluntary separation program completed earlier in the year and reductions by attrition. These decreases have been partially offset by increases in headcount due to the acquisition of the Virgin Islands Community Bank in the first quarter of 2008 and to the reinforcement of the audit and credit risk management functions. Refer to Table 4 of accompanying Exhibit A for additional details.

Net Income

Full-Year 2008 Compared to 2007

Net income for the year ended December 31, 2008 amounted to $109.9 million, or $0.75 per diluted common share, up 61% compared to the 2007 year. Net income for 2007 was $68.1 million, or $0.32 per diluted common share. The increase in net income is associated with: (i) a net interest income increase of $76.9 million (changes in valuations of derivatives and SFAS 159 liabilities accounted for $14.2 million of the increase in net interest income) due to declining short-term interest rates, the steepening of the yield curve during a significant portion of 2008, and an increase in the average volume of earning assets; (ii) an income tax benefit of $31.7 million for the 2008 year compared to an income tax expense of $21.6 million for the 2007 year (refer to Income Taxes discussion below for additional information); (iii) the previously reported gain of $9.3 million on the mandatory redemption of a portion of the Corporation’s investment in VISA as part of VISA’s Initial Public Offering (IPO) in March 2008, and (iv) realized gains of $17.9 million on the sale of fixed-rate MBS. The impact of these transactions was partially offset, when compared to the 2007 year, by isolated events such as the $15.1 million income recognition for reimbursement of expenses related to the class action lawsuit settled in 2007, and a gain of $2.8 million on the sale of a credit card portfolio and $2.5 million on the partial extinguishment and re-characterization of a secured commercial loan to a local financial institution that were all recognized in the 2007 year.

Also partially offsetting higher revenues in 2008 were the increase of $70.3 million in the reserve for loan and lease losses and the increase of $19.0 million in REO operations losses due to a higher volume of repossessed properties, the housing market that is continuing to deteriorate and declining real estate prices, mainly in the United States. The slowing economy and deteriorating housing market in the United States have required additional reserves, mainly on the Corporation’s condo-conversion loan portfolio in the U.S. mainland. To a lesser extent, higher reserves are also attributable to the weak economic conditions in Puerto Rico, as the Island completes its third recessionary year, and its impact in the credit quality of the loan portfolio resulting in a significant increase in the amount of loans classified as impaired. Nevertheless, the elections of new governments in Puerto Rico and in the United States and the expectations of new measures to positively impact the economy are expected to renew the confidence of consumers and businesses in Puerto Rico.

Allowance for Loan and Lease Losses

The following table sets forth an analysis of the allowance for loan and lease losses during the periods indicated:

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(Dollars in thousands)	2008	2008	2007	2008	2007

Allowance for loan and lease losses, beginning of period	$261,170	$222,272	$177,486	$190,168	$158,296
Provision for loan and lease losses	48,513	55,319	36,808	190,948	120,610
Loans net (charge-offs) recovery:
Residential real estate	(2,239)	(1,649)	389	(6,256)	(984)
Commercial	(6,566)	(6,294)	(2,233)	(27,897)	(10,596)
Construction	(402)	(1,022)	(3,742)	(7,735)	(3,832)
Finance leases	(2,810)	(2,259)	(2,276)	(9,102)	(8,999)
Consumer	(16,140)	(13,928)	(16,264)	(57,331)	(64,327)
Net charge-offs	(28,157)	(25,152)	(24,126)	(108,321)	(88,738)
Other adjustments (1)	-	8,731	-	8,731	-
Allowance for loan and lease losses, end of period	$281,526	$261,170	$190,168	$281,526	$190,168
Allowance for loan and lease losses to period end total loans receivable	2.15%	2.06%	1.61%	2.15%	1.61%
Net charge-offs (annualized) to average loans outstanding during the period	0.87%	0.80%	0.84%	0.87%	0.79%
Provision for loan and lease losses to net charge-offs during the period	1.72x	2.20x	1.53x	1.76x	1.36x

(1) Carryover of the allowance for loan losses related to the $218 million auto loan portfolio acquired from Chrysler.

Fourth Quarter of 2008 Compared to Fourth Quarter of 2007

Each quarter the allowance for loan and lease losses is adjusted by management to the amount believed necessary to maintain the allowance at adequate levels. Management allocates specific portions of the allowance for loan and lease losses to problem loans that are identified through an asset classification analysis on a quarterly basis. Specific reserves are determined individually for those commercial and real estate loans classified as impaired, primarily based on its collateral value (if collateral dependent) or the present value of expected future cash flows. Management's allocation of the allowance to other loan pools considers various factors including historical loss experience, the present and prospective financial condition of borrowers and general economic conditions. The provision for loan and lease losses amounted to $48.5 million, or 172% of net charge-offs, for the fourth quarter of 2008 compared to $36.8 million, or 153% of net charge-offs, for the fourth quarter of 2007. The increase, as compared to the fourth quarter of 2007, is mainly attributable to the significant increase in delinquency levels and increases in specific reserves for impaired commercial and construction loans adversely impacted by deteriorating economic conditions in the United States and Puerto Rico. Also, increases to reserve factors for potential losses inherent in the loan portfolio, higher reserves for the residential mortgage loan portfolio in the U.S. mainland and Puerto Rico and the overall growth of the Corporation’s loan portfolio contributed to higher charges in 2008.

Fourth Quarter of 2008 Compared to Third Quarter of 2008 (Trailing Quarter Comparison)

The provision for loan and lease losses for the fourth quarter of 2008 decreased by $6.8 million compared to the previous trailing quarter ended on September 30, 2008. Lower charges to specific reserves for impaired condo-conversion loans in the United States were recorded in the fourth quarter of 2008, reflecting the impact in the previous quarter of a $9.6 million charge to a single condo-conversion loan in Miami, Florida. Reserve increases were necessary for other condo-conversion loans in the U.S. mainland during the fourth quarter, although at lower levels than the increase observed in the previous quarter. Other factors that contributed to lower charges in the fourth quarter of 2008, compared to charges for the third quarter, include a moderate reduction in the amount of loans added to the impaired loans portfolio during the quarter compared to loans added in the previous quarter and a lower than previous quarter increase in general reserves for loans classified as special mention. A loan is impaired when, based on current information and events, it is probable that the Corporation will be unable to collect all amounts due according to the contractual terms of the loan agreement. Even though charges to the provision were lower as compared to the reserve expense incurred in the third quarter of 2008, the deterioration in the credit quality continues as the total impaired construction and commercial loan portfolio increased from $386.7 million as of September 30, 2008 to $448.9 million at December 31, 2008.

Full-Year 2008 Compared to 2007

Comparisons for the full 2008 year against 2007 are more representative of the difficult and challenging times caused by the deteriorating economy and real estate market. The provision for loan and lease losses for the 2008 year amounted to $190.9 million, up 58% from $120.6 million for the 2007 year. During 2008, the Corporation experienced continued stress on its credit quality and worsening trends on its construction loan portfolio, in particular, condo-conversion loans affected by the continuing deterioration in the health of the economy, an oversupply of new homes and declining housing prices in the United States. The total exposure of the Corporation to condo-conversion loans in the United States is approximately $197.4 million or less than 2% of the total loan portfolio. A total of approximately $154.4 million of this condo conversion portfolio is considered impaired under SFAS 114 with a specific reserve of $36.0 million allocated to these impaired loans during 2008. Current absorption rates in condo-conversion loans in the United States are low and properties collateralizing some loans originally disbursed as condo-conversion have been formally reverted to rental properties with a future plan for the sale of converted units upon an improvement in the United States real estate market. As of December 31, 2008, approximately $47.8 million of loans originally disbursed as condo-conversion construction loans have been reverted to income-producing commercial loans. Higher reserves were also necessary for the residential mortgage loan portfolio in the U.S. mainland in light of increased delinquency levels and the decrease in housing prices. The Corporation’s loan portfolio in the United States mainland, mainly in the state of Florida, totals $1.5 billion, or 11% of the total loan portfolio.

In Puerto Rico, the Corporation also increased its reserves for the residential mortgage and construction loan portfolio from the 2007 levels to account for the increased credit risk tied to recessionary conditions in Puerto Rico’s economy, which are expected to continue at least the remainder of 2009. The Puerto Rico housing market has not seen the dramatic decline in housing prices that is affecting the U.S. mainland; however, there has been a lower demand for houses due to diminished consumer purchasing power and confidence.

Credit Losses

Fourth Quarter of 2008 Compared to Fourth Quarter of 2007

The Corporation’s net charge-offs for the fourth quarter of 2008 were $28.2 million or 0.87% of average loans on an annualized basis, compared to $24.1 million or 0.85% of average loans on an annualized basis for the same period in 2007. The increase in net charge-offs was driven by higher charge-offs for commercial and residential mortgage loans. The commercial portfolio in Puerto Rico has been adversely impacted by the deteriorating economic conditions while recent trends in real estate prices affected the residential mortgage loan portfolio. Although affected by the slow real estate market, the rate of losses on the Corporation’s residential real estate portfolio remains low. The ratio of net charge-offs to average loans on the Corporation’s residential mortgage loan portfolio was 0.26% and 0.19% for the quarter and year ended December 31, 2008, respectively, significantly lower than in the U.S. mainland.

Fourth Quarter of 2008 Compared to Third Quarter of 2008 (Trailing Quarter Comparison)

Total net charge-offs increased by $3.0 million for the fourth quarter of 2008 as compared to net charge-offs for the third quarter of 2008, adversely impacted by the depressed economy and mainly associated with the consumer loan portfolio.

Full-Year 2008 Compared to 2007

For the entire 2008 year, total net charge-offs amounted to $108.3 million, or 0.87% of average loans, compared to $88.7 million or 0.79% for 2007 year mainly related to the commercial and residential mortgage loan portfolio as explained above. Commercial net charge-offs were significantly impacted by the previously reported $9.1 million charge-off, in the second quarter of 2008, related to a participation in a commercial loan in the U.S. Virgin Islands sold during the third quarter of 2008. Despite increases in the latter part of the year, the Corporation experienced a decrease in net charge-offs for consumer loans which amounted to $57.3 million for the 2008 year, as compared to $64.3 million for 2007, attributable in part to the changes in underwriting standards implemented since late 2005 and the originations using these new underwriting standards of new consumer loans to replace maturing consumer loans that had an average life of approximately four years.

“The Corporation has implemented loss mitigation programs and continues to evaluate alternatives to lessen losses that result from the economic slowdown. So far these programs have been successful,” commented Aurelio Alemán, Chief Operating Officer of First BanCorp.

The following table presents annualized charge-offs to average loans held-in-portfolio:

	For the Quarter Ended
	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007

Residential mortgage loans (1)	0.26%	0.19%	0.14%	0.16%	-0.05%

Commercial loans	0.45%	0.46%	0.81%	0.32%	0.18%

Construction loans	0.11%	0.27%	0.68%	1.03%	1.02%

Consumer loans (2)	3.54%	2.98%	3.02%	3.20%	3.57%

Total loans	0.87%	0.80%	0.97%	0.85%	0.85%

(1) Loan recoveries for the fourth quarter 2007 exceeded loan charge-offs.
(2) Includes Lease Financing.

The following table presents charge-offs (annualized for the quarters) to average loans held-in-portfolio by geographic segment:

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2008	2008	2007	2008	2007
PUERTO RICO:

Residential mortgage loans (1)	0.24%	0.18%	-0.08%	0.20%	0.04%

Commercial loans	0.36%	0.46%	0.18%	0.33%	0.24%

Construction loans	0.13%	0.55%	0.27%	0.19%	0.09%

Consumer loans (2)	3.32%	2.93%	3.70%	3.10%	3.61%

Total loans	0.87%	0.88%	0.86%	0.82%	0.91%

VIRGIN ISLANDS:

Residential mortgage loans (1)	-0.01%	0.00%	-0.01%	0.02%	0.00%

Commercial loans	0.02%	0.14%	0.00%	4.46%	0.11%

Construction loans	0.00%	0.00%	0.00%	0.00%	0.00%

Consumer loans	4.47%	3.39%	2.65%	3.54%	2.19%

Total loans	0.60%	0.50%	0.41%	1.48%	0.38%

UNITED STATES:

Residential mortgage loans	0.66%	0.47%	0.06%	0.30%	0.02%

Commercial loans	1.52%	0.63%	0.00%	0.58%	0.00%

Construction loans	0.10%	0.00%	1.98%	1.08%	0.44%

Consumer loans	10.66%	3.98%	3.79%	5.88%	2.60%

Total loans	1.06%	0.45%	1.01%	0.86%	0.29%

(1) Loan recoveries for the fourth quarter of 2008 and 2007 in Virgin Islands and for the fourth quarter of 2007 in Puerto Rico exceeded loan charge-offs.
(2) Includes Lease Financing.

Total credit losses (equal to net charge-offs plus net gains and losses on REO operations) increased 48% to $37.5 million, or 1.15% on an annualized basis to average loans and repossessed assets for the fourth quarter of 2008 from $25.4 million or a loss rate of 0.88% for the fourth quarter of 2007. For the 2008 year, total credit losses amounted to $129.7 million or a loss rate of 1.04% compared to a loss of $91.1 million or a loss rate of 0.81% for the 2007 year. A significant portion of the increase during 2008 is attributable to higher REO operating expenses and write-downs to the value of foreclosed condo-conversion projects in the United States.

Non-Performing Assets

Total non-performing assets as of December 31, 2008 were $637.2 million compared to $552.9 million as of September 30, 2008 and $439.3 million as of December 31, 2007. The slumping economy and deteriorating housing market in the United States coupled with recessionary conditions in Puerto Rico’s economy, have resulted in higher non-performing balances in all of the Corporation’s loan portfolios.

United States

With regards to the United States portfolio, total non-performing assets increased by $22.5 million from $81.5 million as of September 30, 2008 to $104.0 million as of December 31, 2008. Two significant impaired loans with an aggregate outstanding balance of $17.6 million were classified as non-performing during the fourth quarter of 2008. One of the loans is an $8.0 million commercial condo-conversion loan to convert a shopping/office complex into individual commercial condo units in Miami, Florida, and the second is a $9.6 million loan to finance a condo-conversion project in Palm Beach, Florida. The balance of non-accruing residential mortgage loans was also adversely affected by deteriorating economic conditions in the United States, which accounted for $3.9 million of the increase in non-accruing residential mortgage loans and for $2.0 million of the increase in foreclosed residential properties compared to balances as of September 30, 2008.

Extending the analysis to reflect changes in credit quality during the entire 2008 year; total non-performing assets in the U.S. mainland increased to $104.0 million as of December 31, 2008 from $58.5 million at the end of the 2007 year, up $45.5 million or 78%. All segments were severely affected by the economy and housing market crisis in the U.S. with the total variance resulting from: (i) an increase of $13.8 million for residential real estate loans and $3.6 million for foreclosed residential properties; (ii) an increase of $4.1 million in non-performing construction, land loans and foreclosed condo-conversion projects; (iii) an increase of $23.3 million in commercial loans, mainly secured by real estate, and (iv) an increase of $0.7 million in the consumer lending sector. Despite the overall increase, during 2008 the Corporation disposed of approximately $25.6 million of non-performing assets in the U.S. by: (i) the previously reported sale in the first half of 2008 for $22.5 million of one impaired condo-conversion loan in a troubled relationship in its Miami Corporate Banking operations with a carrying value of $21.8 million, and (ii) the sale during the fourth quarter of 2008 of repossessed real estate with a carrying value of $3.8 million that previously served as collateral for another condo conversion loan of the same troubled relationship and for which a loss of $0.4 million was recorded. The Corporation expects to complete the sale of the last remaining foreclosed condo-conversion project in the U.S. mainland in early 2009. A write-down of $5.3 million to the value of this property was recorded for the fourth quarter of 2008.

Puerto Rico

Non-performing assets in Puerto Rico increased to $512.6 million as of December 31, 2008 from $455.1 million as of September 30, 2008. In Puerto Rico, a $17.1 million construction loan extended for the development of a residential project was placed in non-accrual status during the fourth quarter of 2008 in light of lower than expected demand due to a diminished consumer purchasing power and general economic conditions, which in turn affected the borrowers’ cash flow position. The construction loan portfolio is affected by the deterioration in the economy because the underlying loans’ repayment capacity is dependent on the ability to attract buyers and maintain housing prices. Also in Puerto Rico, a commercial mortgage loan of approximately $7.7 million was placed in non-accrual status during the fourth quarter of 2008 after it was formally restructured. The weakening economic conditions in Puerto Rico have also affected the volume of non-performing residential mortgage loans, up $21.4 million since the end of the third quarter. However, the non-performing to total loan ratio for the Puerto Rico portfolio remained flat at 9% since the previous trailing quarter. The relative stability of non-performing residential loans in Puerto Rico reflects, to some extent, the positive impact of loans modified through the loan loss mitigation program. Since the inception of the program in the third quarter of 2007, the Corporation has completed approximately 367 loan modifications with an outstanding balance of approximately $60.0 million as of December 31, 2008. Of this amount, $53.2 million have been outstanding long enough to be considered for interest accrual of which $32.8 million have been formally returned to accruing status after a sustained period of repayments.

Extending the analysis for the entire 2008 year, total non-performing assets in Puerto Rico increased to $512.6 million as of December 31, 2008 from $362.1 million at the end of 2007 year, up $150.5 million or 42%. The total variance breakdown includes: (i) an increase of $49.6 million for non-performing residential real estate loans and $7.6 million in foreclosed real estate properties; (ii) an increase of $45.6 million in non-performing construction and land loans, and (iii) an increase of $48.0 million in commercial loans. All segments of the loan portfolios were impacted by the current economic crisis. On a positive note, non-performing consumer assets (including finance leases) remained relatively unchanged compared to December 31, 2007 balances.

Income Taxes

For the quarter ended December 31, 2008, the Corporation recorded an income tax benefit of $10.8 million, compared to an income tax expense of $3.6 million recorded for the same period in 2007. The fluctuation is mainly related to lower taxable income.

For the 2008 year, the Corporation recognized an income tax benefit of $31.7 million compared to an income tax expense of $21.6 million for the 2007 year. The positive fluctuation on financial results was impacted by two transactions: (i) a reversal of $10.6 million of Unrecognized Tax Benefits (“UTBs”) during the second quarter of 2008 for positions taken on income tax returns recorded under the provisions of Financial Accounting Standards Board Interpretation No. (“FIN”) 48 (previously explained in the Form 10-Q for the second quarter ended June 30, 2008), and (ii) the recognition of an income tax benefit of $5.4 million in connection with an agreement entered into with the Puerto Rico Department of Treasury during the first quarter of 2008, as previously reported. Also, higher deferred tax benefits were recorded in connection with a higher provision for loan and lease losses, and the current income tax provision was lower, excluding the reversal of the FIN 48 contingency, due to lower taxable income attributed in part to income generated from exempt operations.

Financial Condition and Operating Data

Total assets as of December 31, 2008 amounted to $19.5 billion, an increase of $2.3 billion compared to total assets as of December 31, 2007. The Corporation’s loan portfolio increased by $1.3 billion (before the allowance for loan and lease losses), driven by new originations, mainly commercial and residential mortgage loans and the purchase of a $218 million auto loan portfolio during the third quarter of 2008. Also, the increase in total assets is attributable to the purchase of approximately $3.2 billion of fixed-rate U.S. government agency MBS during the first half of 2008 as market conditions presented an opportunity to obtain attractive yields, improve its net interest margin and replace the $1.2 billion of U.S. Agency debentures called by counterparties. The Corporation increased its cash and money market investments by $26.8 million in part as a precautionary measure during the present economic climate.

The Corporation has not been active in subprime or adjustable rate mortgage loans (“ARMs”), nor has it been exposed to collateral debt obligations or other types of exotic products that aggravated the current global financial crisis. More than 90% of the Corporation’s outstanding balance in its residential mortgage loan portfolio consists of fixed-rate, fully amortizing, full documentation loans and over 90% of the Corporation's securities portfolio is invested in U.S. Government and Agency debentures and fixed-rate U.S. government sponsored-agency MBS (mainly FNMA and FHLMC fixed-rate securities). As of December 31, 2008, the Corporation had $4.0 billion and $925 million in FNMA and FHLMC mortgage-backed securities and debt securities, respectively, representing 87% of the total investment portfolio. The Corporation’s investment in equity securities is minimal, and it does not own any equity or debt securities of U.S. financial institutions that recently failed.

As of December 31, 2008, total liabilities amounted to $17.9 billion, an increase of approximately $2.2 billion as compared to $15.8 billion as of December 31, 2007. The increase in total liabilities was mainly attributable to a higher volume of deposits, as the Corporation has been issuing brokered CDs to finance its lending activities and accumulate additional liquidity due to current market volatility, and an increase in repurchase agreements issued to finance the purchase of MBS in the first half of 2008. Total deposits, excluding brokered CDs, increased by $770.1 million from the balance as of December 31, 2007, reflecting increases in deposits from all sectors; including individuals, commercial entities and the government.

The Corporation’s stockholders’ equity amounted to $1.5 billion as of December 31, 2008, an increase of $126.5 million compared to the balance as of December 31, 2007, driven by the net income of $109.9 million recorded for the 2008 year and a net unrealized gain of $82.7 million on the fair value of available for sale securities recorded as part of comprehensive income. The increase in the fair value of MBS resulted from the announcement by the U.S. government that it will invest up to $600 billion in obligations from housing-related government sponsored agencies, including $500 billion in MBS backed by FNMA, FHLMC and GNMA. Partially offsetting these increases were dividends declared during the 2008 year amounting to $66.2 million ($25.9 million or $0.28 per common stock and $40.3 million in preferred stock).

Liquidity and Capital

The Corporation maintains a basic surplus (cash, short-term assets minus short-term liabilities, and secured lines of credit) in excess of a 5% self-imposed minimum limit amount over total assets. As of December 31, 2008, the basic surplus ratio of approximately 11.2% included un-pledged assets, Federal Home Loan Bank (“FHLB”) lines of credit, collateral pledged at the Federal Reserve (“FED”) Discount Window Program, and cash. Un-pledged assets as of December 31, 2008 are mainly composed of Puerto Rico Government and U.S. Agency and fixed-rate debentures and MBS totaling $925.5 million, which can be sold under agreements to repurchase. The Corporation does not rely on uncommitted inter-bank lines of credit (federal funds lines) to fund its operations; and does not include them in the basic surplus computation. The financial market disruptions that began in 2007, and became exacerbated in 2008, continued to impact the financial services sector and may affect access to regular and customary sources of funding, including repurchase agreements, as counterparties may not be willing to enter into additional agreements in order to protect their liquidity. However, the Corporation has taken direct actions to enhance its liquidity positions and to safeguard its access to credit. Such initiatives include, among other things, the posting of additional collateral and thereby increasing its borrowing capacity with the FHLB and the FED through the discount window program, the issuance of additional brokered CDs to increase its liquidity levels and the extension of its borrowing maturities to reduce exposure to high levels of market volatility. The Corporation understands that current conditions of liquidity and credit limitations could continue to be observed well into 2009. Thus, the Corporation will continue to monitor the different alternatives available under programs currently in place by the FED and the FDIC such as the Term Auction Facility (TAF) for short-term loans and decided to continue its participation in the FDIC’s voluntary Temporary Liquidity Guarantee Program. This program insures 100% of deposits that are held in non-interest bearing deposit transaction accounts and guarantees newly issued senior unsecured debt of banks, under certain conditions.

The Corporation is well capitalized and positioned to manage economic downturns. The total regulatory capital ratio is estimated to be close to 12.5% and the Tier 1 capital ratio is estimated to be close to 11.5% as of December 31, 2008. This translates to approximately $375 million and $750 million of total capital and Tier 1 capital, respectively, in excess of the total capital and Tier 1 capital well capitalized requirements of 10% and 6%, respectively.

The Corporation recently announced, similar to a number of the largest and well-capitalized banks in the United States, that it is participating in the U.S. Treasury Department's Capital Purchase Program (CPP). Early in 2009, the Corporation completed the sale of 400,000 shares of newly issued preferred stock valued at $400 million and a warrant to purchase up to 5,842,259 shares of the Corporation’s common stock at an exercise price of $10.27 per share, subject to the standard terms and conditions for all participants in the CPP. Including this capital raise, the Corporation’s total regulatory capital ratio would have been close to 15.5% as of December 31, 2008, or approximately $775 million in excess of the well-capitalized requirement, based on estimated figures. The Corporation will use this excess capital to further strengthen its ability to support growth strategies that are centered on the needs of its customers and, together with private and public sector initiatives, support the local economy and the communities it serves during the current economic environment.

Recent Developments (Update of Exposure to Lehman Brothers)

Lehman Brothers Special Financing, Inc. (“Lehman”) was counterparty to the Corporation on certain interest rate swap agreements. During the third quarter of 2008, Lehman failed to pay the scheduled net cash settlement due to the Corporation, which constitutes an event of default under these interest rate swap agreements. The Corporation terminated all interest rate swaps with Lehman and replaced them with another counterparty under similar terms and conditions. As of December 31, 2008, the Corporation has an unsecured counterparty exposure with Lehman, which filed for bankruptcy on October 3, 2008, of approximately $1.4 million. This exposure has been reserved. Further, the Corporation is in the process of reviewing its options for the recovery of securities pledged under these agreements with Lehman to guarantee the Corporation’s performance thereunder. The market value of the pledged securities as of December 31, 2008 amounted to approximately $62 million. The Corporation believes that the securities pledged as collateral should not be part of the bankruptcy estate. On January 30, 2009, the Corporation filed a customer claim with the trustee and at this time the Corporation is unable to determine the claim resolution time or whether it will succeed in recovering all or a substantial portion of the collateral or its equivalent value.

About First BanCorp

First BanCorp is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida; of FirstBank Insurance Agency; and of Ponce General Corporation. First BanCorp, FirstBank Puerto Rico and FirstBank Florida, the thrift subsidiary of Ponce General, all operate within U.S. banking laws and regulations. The Corporation operates a total of 194 branches, stand-alone offices and in-branch service centers throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are Money Express, a finance company; First Leasing and Car Rental, a car and truck rental leasing company; and FirstMortgage, a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Insurance VI, an insurance agency, and First Express, a small loan company. First BanCorp’s common and publicly-held preferred shares trade on the New York Stock Exchange under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD and FBPPrE. Additional information about First BanCorp may be found at www.firstbankpr.com.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbor created by such section. The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including, but not limited to, the risks arising from credit and other risks of the Corporation’s lending and investment activities, including the condo conversion loans from its Miami Corporate Banking operations and the construction and commercial loan portfolio in Puerto Rico, which may affect, among other things, the level of non-performing assets, charge-offs and provision expense; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; changes in general economic conditions in the United States and Puerto Rico, including the interest rate scenario, market liquidity, rates and prices, and the disruptions in the U.S. capital markets which may reduce interest margins, impact funding sources and affect demand for the Corporation’s products and services and the value of the Corporation’s assets, including the value of the interest rate swaps that economically hedge the interest rate risk mainly relating to brokered certificates of deposit and medium-term notes as well as other derivative instruments used for protection from interest rate fluctuations; uncertainty about the effectiveness and impact of the U.S. government’s rescue plan, including the bailout of U.S. housing government-sponsored agencies, on the financial markets in general and on the Corporation's business, financial condition and results of operations; risks of not being able to recover all assets pledged to Lehman Brothers Special Financing, Inc.; changes in the Corporation’s expenses associated with acquisitions and dispositions; risks associated with the soundness of other financial institutions; developments in technology; the impact of Doral Financial Corporation’s and R&G Financial Corporation’s financial condition on the repayment of their outstanding secured loans to the Corporation; the Corporation’s ability to issue brokered certificates of deposit and fund operations; risks associated with downgrades in the credit ratings of the Corporation’s securities; general competitive factors and industry consolidation; and risks associated with regulatory and legislative changes for financial services companies in Puerto Rico, the United States, and the U.S. and British Virgin Islands, could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from those anticipated or projected. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EXHIBIT A

Table 1. Selected Financial Data

SELECTED FINANCIAL DATA
(In thousands, except for per share and financial ratios)

	Quarter ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2008	2008	2007	2008	2007
Condensed Income Statements:
Total interest income	$282,910	$288,292	$288,860	$1,126,897	$1,189,247
Total interest expense	158,714	143,671	177,523	599,016	738,231
Net interest income	124,196	144,621	111,337	527,881	451,016
Provision for loan and lease losses	48,513	55,319	36,808	190,948	120,610
Non-interest income	19,390	13,871	16,511	74,643	67,156
Non-interest expenses	87,045	82,376	80,073	333,371	307,843
Income before income taxes	8,028	20,797	10,967	78,205	89,719
Income tax benefit (provision)	10,780	3,749	(3,600)	31,732	(21,583)
Net income	18,808	24,546	7,367	109,937	68,136
Net income (loss) attributable to common stockholders	8,739	14,477	(2,702)	69,661	27,860
Per Common Share Results:
Net income (loss) per share basic	$0.09	$0.16	$(0.03)	$0.75	$0.32
Net income (loss) per share diluted	$0.09	$0.16	$(0.03)	$0.75	$0.32
Cash dividends declared	$0.07	$0.07	$0.07	$0.28	$0.28
Average shares outstanding	92,511	92,511	92,505	92,508	86,549
Average shares outstanding diluted	92,706	92,569	92,505	92,644	86,866
Book value per common share	$10.78	$9.63	$9.42	$10.78	$9.42
Tangible book value per common share	$10.22	$9.06	$8.87	$10.22	$8.87
Selected Financial Ratios (In Percent):
Profitability:
Return on Average Assets	0.39	0.52	0.17	0.59	0.40
Interest Rate Spread (1)	2.71	3.03	2.32	2.83	2.29
Net Interest Margin (1)	3.06	3.37	2.85	3.20	2.83
Return on Average Total Equity	5.19	6.98	2.06	7.67	5.14
Return on Average Common Equity	3.88	6.76	(1.23)	7.89	3.59
Average Total Equity to Average Total Assets	7.54	7.39	8.39	7.74	7.70
Dividend payout ratio	74.13	44.73	(239.73)	37.19	88.32
Efficiency ratio (2)	60.62	51.97	62.63	55.33	59.41
Asset Quality:
Allowance for loan and lease losses to loans receivable	2.15	2.06	1.61	2.15	1.61
Net charge-offs (annualized) to average loans	0.87	0.80	0.85	0.87	0.79
Provision for loan and lease losses to net charge-offs	172.29	219.94	152.57	176.28	135.92
Non-performing assets to total assets	3.27	2.86	2.56	3.27	2.56
Non-accruing loans to total loans receivable	4.49	3.95	3.50	4.49	3.50
Allowance to total non-accruing loans	47.95	52.20	46.04	47.95	46.04
Allowance to total non-accruing loans excluding residential real estate loans
	90.16	103.83	93.23	90.16	93.23
Other Information:
Common Stock Price: End of period	$11.14	$11.06	$7.29	$11.14	$7.29

	As of	As of	As of
	December 31,	September 30,	December 31,
	2008	2008	2007
Balance Sheet Data:
Loans and loans held for sale	$13,088,292	$12,713,102	$11,799,746
Allowance for loan and lease losses	281,526	261,170	190,168
Money market and investment securities	5,709,154	6,105,919	4,811,413
Intangible Assets	52,083	52,992	51,034
Deferred tax asset, net	121,971	114,972	90,130
Total assets	19,491,268	19,304,440	17,186,931
Deposits	13,057,430	12,819,832	11,034,521
Borrowings	4,736,670	4,871,551	4,460,006
Total preferred equity	550,100	550,100	550,100
Total common equity	940,628	938,359	896,810
Accumulated other comprehensive gain (loss), net of tax	57,389	(47,187)	(25,264)
Total equity	1,548,117	1,441,272	1,421,646

1-On a tax equivalent basis (see discussion in Table 2 below).

2-Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments and financial instruments measured at fair value under SFAS 159.

Table 2. Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax Equivalent Basis)

	Average volume			Interest income(1) / expense			Average rate(1)
	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,	December 31,	September 30,	December 31,
Quarter ended	2008	2008	2007	2008	2008	2007	2008	2008	2007
	(Dollars in thousands)
Interest-earning assets:
Money market & other short-term investments	$164,827	$178,973	$185,507	$309	$974	$2,071	0.75%	2.17%	4.43%
Government obligations (2)	1,015,554	1,031,654	2,602,986	17,610	18,218	39,335	6.90%	7.03%	6.00%
Mortgage-backed securities	4,671,053	4,809,138	2,246,684	73,911	78,214	30,161	6.29%	6.47%	5.33%
Corporate bonds	6,103	6,103	7,733	145	143	141	9.45%	9.32%	7.23%
FHLB stock	62,358	69,427	55,533	481	968	857	3.07%	5.55%	6.12%
Equity securities	2,996	3,692	4,837	18	18	-	2.39%	1.94%	0.00%
Total investments (3)	5,922,891	6,098,987	5,103,280	92,474	98,535	72,565	6.21%	6.43%	5.64%
Residential real estate loans	3,476,924	3,427,707	3,029,457	55,269	54,756	48,833	6.32%	6.36%	6.40%
Construction loans	1,503,968	1,487,779	1,468,067	17,762	20,286	28,631	4.70%	5.42%	7.74%
Commercial loans	5,811,459	5,477,213	4,911,327	81,866	74,164	91,483	5.60%	5.39%	7.39%
Finance leases	369,649	372,404	381,060	7,724	7,842	8,224	8.31%	8.38%	8.56%
Consumer loans	1,768,946	1,800,336	1,694,357	50,904	52,142	49,549	11.45%	11.52%	11.60%
Total loans (4) (5)	12,930,946	12,565,439	11,484,268	213,525	209,190	226,720	6.57%	6.62%	7.83%
Total interest-earning assets	$18,853,837	$18,664,426	$16,587,548	$305,999	$307,725	$299,285	6.46%	6.56%	7.16%

Interest-bearing liabilities:
Brokered CDs	$8,459,932	$7,643,238	$7,507,006	$86,316	$73,962	$101,771	4.06%	3.85%	5.38%
Other interest-bearing deposits	3,783,107	3,677,632	3,173,593	26,941	26,005	28,181	2.83%	2.81%	3.52%
Loans payable	543	42,391	-	3	240	-	2.25%	2.25%	0.00%
Other borrowed funds	3,761,002	4,296,355	3,140,502	38,575	39,333	38,037	4.08%	3.64%	4.81%
FHLB advances	1,052,193	1,212,121	929,087	9,001	10,018	12,094	3.40%	3.29%	5.16%
Total interest-bearing liabilities (6)	$17,056,777	$16,871,737	$14,750,188	$160,836	$149,558	$180,083	3.75%	3.53%	4.84%
Net interest income				$145,163	$158,167	$119,202
Interest rate spread							2.71%	3.03%	2.32%
Net interest margin							3.06%	3.37%	2.85%
	Average volume		Interest income(1) / expense		Average rate(1)
For the Year Ended December 31,	2008	2007	2008	2007	2008	2007
	(Dollars in thousands)
Interest-earning assets:
Money market & other short-term investments	$286,502	$440,598	$6,355	$22,155	2.22%	5.03%
Government obligations (2)	1,402,738	2,687,013	93,539	159,572	6.67%	5.94%
Mortgage-backed securities	3,924,990	2,296,855	244,150	117,383	6.22%	5.11%
Corporate bonds	6,144	7,711	570	510	9.28%	6.61%
FHLB stock	65,081	46,291	3,710	2,861	5.70%	6.18%
Equity securities	3,762	8,133	47	3	1.25%	0.04%
Total investments (3)	5,689,217	5,486,601	348,371	302,484	6.12%	5.51%
Residential real estate loans	3,351,236	2,914,626	215,984	188,294	6.44%	6.46%
Construction loans	1,485,126	1,467,621	82,513	121,917	5.56%	8.31%
Commercial loans	5,473,716	4,797,440	314,931	362,714	5.75%	7.56%
Finance leases	373,999	379,510	31,962	33,153	8.55%	8.74%
Consumer loans	1,709,512	1,729,548	197,581	202,616	11.56%	11.71%
Total loans (4) (5)	12,393,589	11,288,745	842,971	908,694	6.80%	8.05%
Total interest-earning assets	$18,082,806	$16,775,346	$1,191,342	$1,211,178	6.59%	7.22%

Interest-bearing liabilities:
Brokered CDs	$7,671,094	$7,639,470	$318,199	$415,287	4.15%	5.44%
Other interest-bearing deposits	3,611,259	3,116,249	105,296	109,163	2.92%	3.50%
Loans payable	10,792	-	243	-	2.25%	0.00%
Other borrowed funds	3,864,189	3,449,492	148,753	172,890	3.85%	5.01%
FHLB advances	1,120,782	723,596	39,739	38,464	3.55%	5.32%
Total interest-bearing liabilities (6)	$16,278,116	$14,928,807	$612,230	$735,804	3.76%	4.93%
Net interest income			$579,112	$475,374
Interest rate spread					2.83%	2.29%
Net interest margin					3.20%	2.83%
  On an adjusted tax equivalent basis. The adjusted tax equivalent yield was estimated by dividing the interest rate spread on exempt assets by (1 less Puerto Rico statutory tax rate of 39%) and adding to it the cost of interest-bearing liabilities. When adjusted to a tax equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments and unrealized gains or losses on SFAS 159 liabilities are excluded from interest income and interest expense because the changes in valuation do not affect interest paid or received.
  Government obligations include debt issued by government sponsored agencies.
  Unrealized gains and losses in available-for-sale securities are excluded from the average volumes.
  Average loan balances include the average of non-accruing loans.
  Interest income on loans includes $2.3 million, $2.5 million and $2.1 million for the fourth quarter of 2008, third quarter of 2008 and fourth quarter of 2007, respectively, and $10.2 million, and $11.1 million for the year ended December 31, 2008 and 2007, respectively, of income from prepayment penalties and late fees related to the Corporation’s loan portfolio.
  Unrealized gains and losses on SFAS 159 liabilities are excluded from the average volumes.

Table 3. Non-Interest Income

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2008	2008	2007	2008	2007
	(In thousands)

Other service charges on loans	$1,966	$1,612	$1,394	$6,309	$6,893
Service charges on deposit accounts	3,170	3,170	3,233	12,895	12,769
Mortgage banking activities	919	1,231	581	3,273	2,819
Rental income	541	583	585	2,246	2,538
Insurance income	2,247	2,631	2,622	10,157	10,877
Other operating income	4,304	5,208	4,108	18,570	13,595

Non-interest income before net gain (loss) on investments, insurance reimbursement and other agreements related to a contingency settlement, net gain on partial extinguishment and recharacterization of a secured commercial loan to a local Financial institution and gain on sale of credit card portfolio	13,147	14,435	12,523	53,450	49,491

Gain on VISA shares and other related proceeds	-	132	-	9,474	-
Net gain on sale of investments	11,045	-	4,666	17,706	3,184
Impairment on investments	(4,802)	(696)	(678)	(5,987)	(5,910)
Net gain (loss) on investments	6,243	(564)	3,988	21,193	(2,726)
Insurance reimbursement and other agreements related to a contingency settlement	-	-	-	-	15,075
Gain on partial extinguishment and recharacterization of a secured commercial loan to a local financial institution	-	-	-	-	2,497
Gain on sale of credit card portfolio	-	-	-	-	2,819

Total	$19,390	$13,871	$16,511	$74,643	$67,156

Table 4. Non-Interest Expenses

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
	2008	2008	2007	2008	2007
	(In thousands)

Employees' compensation and benefits	$34,904	$35,629	$36,644	$141,853	$140,363
Occupancy and equipment	15,651	15,647	15,046	61,818	58,894
Deposit insurance premium	2,453	2,967	2,298	10,111	6,687
Other taxes, insurance and supervisory fees	6,128	5,488	5,660	22,868	21,293
Professional fees - recurring	2,492	1,900	3,107	12,572	13,480
Professional fees - non-recurring	615	824	1,166	3,237	7,271
Servicing and processing fees	2,264	2,685	1,527	9,918	6,574
Business promotion	4,415	4,083	5,262	17,565	18,029
Communications	2,160	2,173	2,166	8,856	8,562
Net loss on REO operations	9,319	5,626	1,271	21,373	2,400
Other	6,644	5,354	5,926	23,200	24,290
Total	$87,045	$82,376	$80,073	$333,371	$307,843

Table 5. Loan Portfolio

Composition of the loan portfolio including loans held for sale at period-end.

	December 31,	September 30,	December 31,
	2008	2008	2007
	(In thousands)

Residential real estate loans	$3,491,728	$3,470,802	$3,164,421

Commercial loans:
Construction loans	1,526,995	1,478,076	1,454,644
Commercial real estate loans	1,535,758	1,422,899	1,279,251
Commercial loans	3,857,728	3,602,123	3,231,126
Loans to local financial institutions collateralized by real estate mortgages	567,720	579,305	624,597
Commercial loans	7,488,201	7,082,403	6,589,618

Finance leases	363,883	371,982	378,556

Consumer and other loans	1,744,480	1,787,915	1,667,151
Total loans	$13,088,292	$12,713,102	$11,799,746

Table 6. Loan Portfolio by Geography

	Puerto	Virgin	United
As of December 31, 2008	Rico	Islands	States(1)	Total
	(In thousands)

Residential real estate loans, including loans held for sale	$2,637,210	$447,216	$407,302	$3,491,728

Construction loans	834,817	175,405	516,773	1,526,995
Commercial real estate loans	977,700	78,511	479,547	1,535,758
Commercial loans	3,648,823	172,356	36,549	3,857,728
Loans to local financial institutions collateralized by real estate mortgages	567,720	-	-	567,720
Total commercial loans	6,029,060	426,272	1,032,869	7,488,201

Finance leases	363,883	-	-	363,883

Consumer loans	1,571,335	129,305	43,840	1,744,480

Total loans, gross	$10,601,488	$1,002,793	$1,484,011	$13,088,292

(1) Loans in the United States include approximately $197.4 million of condo-conversion loans.

Table 7. Non-Performing Assets

	December 31,	September 30,	December 31,
(Dollars in thousands)	2008	2008	2007
Non-accruing loans:
Residential real estate	$274,923	$248,821	$209,077
Commercial and commercial real estate	144,301	130,794	73,445
Construction	116,290	72,203	75,494
Finance leases	6,026	5,736	6,250
Consumer	45,635	42,806	48,784
	587,175	500,360	413,050

Other real estate owned (1)	37,246	40,422	16,116
Other repossessed property	12,794	12,144	10,154
Total non-performing assets	$637,215	$552,926	$439,320
Allowance for loan and lease losses	$281,526	$261,170	$190,168
Allowance to total non-accruing loans	47.95%	52.20%	46.04%
Allowance to total non-accruing loans, excluding residential real estate loans	90.16%	103.83%	93.23%

(1) As of December 31, 2008, September 30, 2008 and December 31, 2007, other real estate owned include approximately $14.8 million, $21.9 million and $1.7 million, respectively, of foreclosed properties in the U.S. mainland.

Table 8. Ratios of Net Charge-Offs Ratios to Average Loans

	Year Ended December 31,
	2008	2007	2006	2005	2004

Residential real estate loans	0.19%	0.03%	0.04%	0.05%	0.02%

Commercial loans	0.51%	0.22%	0.05%	0.10%	0.11%

Construction loans	0.52%	0.26%	0.00%	0.00%	0.09%

Consumer loans (1)	3.19%	3.48%	2.90%	2.06%	2.25%

Total loans	0.87%	0.79%	0.55%	0.39%	0.48%

(1) Includes lease financing

CONTACT:
First BanCorp, San Juan
Alan Cohen, Office 787-729-8256
Senior Vice President, Marketing and Public Relations
alan.cohen@firstbankpr.com